Exhibit 1

RESULTS 4Q14F e b r u a r y 4 , 2 0 1 5

||Forward looking informationThis presentation contains certain forward-looking statements and information relating to CEMEX Latam Holdings, S.A. and its subsidiaries (collectively, _CLH_) that are based on its knowledge of present facts, expectations and projections, circumstances and assumptions about future events. Many factors could cause the actual results, performance or achievements of CLH to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic, political, governmental, and business conditions globally and in the countries in which CLH and CEMEX, S.A.B. de C.V. and its subsidiaries (_CEMEX_) operate, CLH´s ability to comply with the framework agreement signed with CEMEX, CEMEX_s ability to satisfy its obligations under its debt agreements as well as under the indentures that govern its high yield notes, CLH and CEMEX_s ability to achieve anticipated cost savings, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of the construction sector generally, changes in cement demand and prices, CLH and CEMEX_s ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. Forward-looking statements are made as of the date hereof, and CLH does not intend, nor is it obligated, to update these forward-looking statements, whether as a result of new information, future events or otherwise.Unless the context otherwise requires it, all references to prices in this document means our prices for our products.UNLESS OTHERWISE NOTED, ALL CONSOLIDATED FIGURES ARE PRESENTED IN DOLLARS AND ARE BASED ON THE FINANCIAL STATEMENTS OF EACH COUNTRY PREPARED UNDER INTERNATIONAL FINANCIAL REPORTING STANDARDS.Copyright CEMEX Latam Holdings, S.A. and its subsidiaries.2

On a consolidated basis we expect our cement, ready-mix and aggregates volumes to increase by 3%, 14% and 13%, respectively in 2015 vs. 2014 Maintenance capex is expected to be about US$45 million in 2015 Strategic capex is expected to reach US$190 million in 2015 Cash taxes on a consolidated basis are expected to increase by about 35% in 2015 vs. 2014